CHEMUNG FINANCIAL CORPORATION
INSIDER TRADING POLICY
Amended October 18, 2023
A.    Policy
Any person who purchases or sells securities in violation of a duty of trust or confidence, while in possession of material nonpublic information, violates United States federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Chemung Financial Corporation (“CFC” or the “Company”) that any person subject to this Company Insider Trading Policy (the “Policy”), who possesses material nonpublic information pertaining to the Company, may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until the information has been disseminated to the public.

No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities:
◦Buy, gift or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),
◦engage in any other action to take personal advantage of that information,
◦pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”), or
◦make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.

B.    Applicability
The Policy is applicable to the Company’s directors, officers, members of the financial department and other employees of the Company and Related Persons (defined in Section C below). These individuals are collectively referred to in this Policy as “Insiders.” The Company’s directors and senior officers are subject to the reporting and trading restrictions of Section 16 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Each of these persons is referred to in this Policy as a “Section 16 Insider.” All Section 16 Insiders and members of the financial department are subject to the additional restriction and reporting obligations set forth in Section E below. Questions regarding this policy should be directed to the Company’s Corporate Secretary.

C.    Definitions/ Explanations
Who is an “Insider”?
Any person who possesses material, nonpublic information is considered an Insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of Insider is transaction specific; that is, an individual is an Insider with respect to each material, nonpublic item of which he or she is aware.

What is “Material” Information?
Information is considered “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor or where the information would be expected to have a significant effect on the market price of the security. Material information can be positive or negative.
While it is not possible to identify all information that would be deemed material, the following types of information could be considered material:

◦financial performance, especially quarterly and year-end earnings and significant changes in financial performance or liquidity;
◦guidance on earnings estimates;
◦business combinations, such as mergers, acquisitions, tender offers, joint ventures, spinoffs, or other extraordinary transactions;
◦a cybersecurity incident;
◦significant new product or service offerings;
◦changes in auditors or auditor notification that the Company may no longer rely on an audit report;
◦significant new claims or litigation or important developments in pending matters;
◦governmental investigations and regulatory actions;
◦significant write-offs or mark-down of assets;
◦events regarding the Company’s securities, including repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities; significant changes in senior management or membership of the Board of Directors;
◦regulation approvals; and
◦changes in law and regulations that may have a significant effect on the Company’s revenues or earnings.
The above list is only illustrative.

What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, for example, through a report filed with the SEC or through major newswire services in the United States, U.S. National News services or U.S. financial news services. After a public announcement of material information, a reasonable period of time (generally one full trading day) must elapse in order for the market to react to the information.

Who is a “Related Person”?
A Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household) a parent or sibling may be a “tippee” for securities law purposes. See Section D below for a discussion on the prohibition on “tipping.”

D.    Guidelines
Non-disclosure of Material Nonpublic Information.
Material, nonpublic information must not be disclosed to anyone, except the persons within the Company or third party agents of the Company (such as retained investment banking advisors or outside legal counsel) whose positions require them to know it.

Prohibited Trading in CFC Securities.
No person may place a purchase or sell order or recommend that another person place a purchase or sell order in CFC securities (including reallocation of funds relating to 401(k) plan accounts) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Loans, pledges, gifts, charitable donations and other contributions of Company securities are also subject to this Policy. An officer or employee having material nonpublic information regarding the Company may not (1) initiate a transfer of funds into or out of the 401(k) plan or (2) increase an existing election to invest funds in Company stock in the 401(k) plan. However, ongoing purchases of the Company’s stock through the 401(k) plan pursuant to a prior election are not prohibited. A director, officer or employee having material nonpublic information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited. The Company is prohibited from repurchasing its stock while in possession of material nonpublic information unless pursuant to a Rule 10b5-1 Trading Plan set forth in Section G below.
Receipt and Vesting of Restricted Stock.
The trading restrictions under this Policy do not apply to the grant of restricted stock or other equity-based incentives issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of restricted stock in accordance with applicable plans and agreements.
Stock Options
The Company should not generally make option awards to Named Executive Officers (as defined in SEC Regulation S-K) in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event.
“Tipping” Information to Others.
Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”) not just to persons within the ambit of Related Persons. Persons other than Insiders also can be liable for insider trading, including tippees who trade material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. A tippee’s liability for insider trading is no different from that of an Insider.
Change in Form of Ownership.
Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Individual Responsibility.
Every officer, director and each employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading. An Insider should consult with the Corporate Secretary to be sure that the window for trading is open before executing a trade in CFC securities.
Avoid Speculation.
Directors, officers and employees, and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” In addition, directors, officers and employees, and their Related Persons may not margin or pledge Company Securities.

Form 4 and Short-swing trading.
Directors and senior officers of CFC are required to report trades in CFC securities to the SEC by appropriate, timely filings. The Corporate Secretary will assist with these filings. Directors and senior officers must be aware that their trades will be publicly disclosed, and that short swing trading (buying and selling within a six-month period) are prohibited.
Trading in Other Securities.
No director, officer or employee may place purchase or sell orders or recommend that another place a purchase or sell order in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his/her employment with the Company. Attention to this prohibition is particularly important for those who acquire nonpublic information about customers of Chemung Canal Trust Company.
Other Exceptions.
Any other exception from this Policy must be approved by the Chief Executive Officer, in consultation with the Board of Directors or an independent committee of the Board of the Directors.

E.    Additional Restrictions and Requirements for Directors and Senior Officers
Trading Window; Black-Out Periods.
The Company’s directors and senior officers who are subject to the reporting requirements under Section 16 of the Exchange Act and members of the financial department may buy or sell CFC securities in the public market only during a permitted “trading window” monitored by the Corporate Secretary. This period begins one full trading day after the release of the Company’s quarterly earnings and ends the 20th day of the last month in the current calendar quarter.
The Company may impose special black-out periods during which such directors and senior officers will be prohibited from effecting transactions in CFC securities, even though the trading window would otherwise be open. For example, the Company may not permit trading during periods when significant transactions are being negotiated or when the Board or senior officers possess material information that has not been disclosed. These restrictions on trading shall not apply to transactions made under a trading plan adopted pursuant to SEC Rule 10b5-1(c) and approved in writing by the Company’s Chief Compliance Officer. See Section G below.
Insiders are discouraged from purchasing or selling Company shares within four business days before or after an announcement of a Company share repurchase plan, or an announcement of any increase in a Company share repurchase plan.

F.    Periodic review and training in this Policy
This Policy shall be reviewed periodically with Board members and senior officers of the Company and distributed to all employees of the Company. The Company will periodically remind employees of its Policy against insider trading while in the possession of material, nonpublic information.

G.    Guidelines for 10b5-1 Trading Plans
The Company may permit directors and senior officers to establish a trading plan pursuant to SEC Rule 10b5-1 (“Rule 10b5-1 Plan”). The selling of Company stock, pursuant to an approved Rule 10b5‑1 Plan, is not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to trading windows, provided that certain requirements are satisfied, including:

1.    The Rule 10b5-1 Plan must be established at a time when the Company’s trading window is open or there is no black-out period; and the director or senior officer is not aware of any material nonpublic information. Additionally, transactions under a Rule 10b5-1 Plan (other than for the Company) may only begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption or modification of the Rule 10b5-1 Plan or (ii) two business days following the filing of a Form 10-Q or Form 10-K, as applicable, for the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but in no case can disclosure exceed 120 days following plan adoption or modification). For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption or modification of the Rule 10b5-1 Plan.
2.    The Rule 10b5-1 Plan must specify the amount of CFC shares that are to be sold/bought, and the price at which and the date on which the securities are to be sold/bought or include a written formula for determining the amount of CFC shares to be sold/bought and the price at which and the date on which the securities are to be sold/bought.

3.    Once the Rule 10b5-1 Plan is adopted, the Company, the director or senior officer may not exercise any influence over the number or dollar amount of securities to be traded, the price at which they are to be traded or the date of the trade.

4.    The Rule 10b5-1 Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Chief Financial Officer. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines fails to comply with the Rule, exposes the Company or the employee to liability under any other applicable state or federal rule, regulation or law, creates any appearance of impropriety, or fails to meet the guidelines established by the Company.

5.    Any modifications to the Plan or deviations from the Plan without prior approval of the Compliance Officer will result in a failure to comply with the Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer, who may reject requests in accordance with the guidelines established in this Section G.

6.    The Rule 10b5-1 Plan must provide for the suspension of all transactions under the Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

7.    The Rule 10b5-1 Plan will automatically terminate upon the death or termination of employment of the employee.

8.    None of the Company, the Compliance Officer nor any of the Company’s directors, officers, employees or other representatives shall be deemed, solely by their approval of the Plan, to have represented that any Plan complies with SEC Rule 10b5-1 or to have assumed any liability or responsibility to the employee or any other party if such Plan fails to comply with SEC Rule 10b5-1.